Exhibit 99.1

For Immediate Release

Editorial Contacts:
Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430
Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948
Laura Scorza, Sr. Public Relations Manager – Europe +41-(0) 21-863-5336

Logitech Announces Third Quarter Financial Results for FY 2011

Company Delivers Record Revenue, Increases Full-Year Sales Outlook

FREMONT, Calif., Jan. 26, 2011 and MORGES, Switzerland, Jan. 27, 2011 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced financial results for the third quarter of Fiscal Year 2011.

Sales for Q3 FY 2011 were $754 million, up 22 percent from $617 million in the same quarter last year. Excluding the unfavorable impact of exchange rate changes, sales increased by 26 percent. Operating income was $76 million, an increase of 30 percent compared to $58 million in the same quarter a year ago. Net income for Q3 was $65 million ($0.36 per share) compared to $57 million ($0.32 per share) in Q3 of FY 2010. Gross margin for Q3 FY 2011 was 36.0 percent, up from 33.9 percent one year ago.

Logitech’s retail sales for Q3 FY 2011 grew by 17 percent year over year, with an increase in Asia of 51 percent, an increase in the Americas of 31 percent, and a decrease in EMEA of 1 percent. OEM sales increased by 18 percent. The LifeSize division contributed 5 percentage points to the Company’s Q3 FY 2011 sales growth compared to the prior year.

“We are very pleased with our Q3 performance, which included our highest-ever quarterly sales and strong year-over-year growth in both sales and operating income,” said Gerald P. Quindlen, Logitech president and chief executive officer. “All of our retail product categories contributed to our sales growth, with double-digit increases in remote controls, pointing devices, video and gaming. OEM sales made a very solid contribution, and the momentum continued for our LifeSize division, which delivered the highest-ever quarterly sales in its history.

“A highlight of the quarter was the launch of Logitech Revue with Google TV and related peripherals. We are confident about the long-term potential of the Google TV platform and look forward to continued enhancements around the platform as we work with Google to push periodic over-the-air software updates.”

Outlook
For Fiscal Year 2011, ending March 31, 2011, Logitech has increased its sales outlook from the previous range of $2.35 to $2.4 billion to the new range of $2.4 to $2.42 billion. The target for operating income for the full year remains in the range of $170 to $180 million. Expected gross margin continues to be approximately 36 percent. The expected tax rate has been lowered to approximately 14 percent.

Earnings Teleconference and Webcast
Logitech will hold an earnings teleconference on Thursday, Jan. 27, 2011 at 8:30 a.m. Eastern Standard Time and 14:30 Central European Time. A live webcast of the call, along with presentation slides, will be available on the Logitech corporate Web site at http://ir.logitech.com.

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

# # #
This press release contains forward-looking statements, including the statements regarding anticipated sales, operating income, gross margin and tax rate for FY 2011, and the long-term potential and enhancements for the Google TV platform. The forward-looking statements in this release involve risks and uncertainties that could cause Logitech’s actual results to differ materially from that anticipated in these forward-looking statements. Factors that could cause actual results to differ materially include: the demand of our customers and our consumers for our products and our ability to accurately forecast it; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; if consumer reaction to and demand for the Google TV platform and our products for it are less positive than we expect, or if Google fails to support or continue the Google TV platform; the sales mix among our lower- and higher-margin products and our geographic sales mix; if our product introductions and marketing activities do not result in the sales and profitability growth we expect, or when we expect it; if we fail to take advantage of trends in the consumer electronics and personal computers industries, including the growth of mobile computing devices such as smartphones and tablets, or if significant consumer demand for peripherals to use with tablets and other mobile devices does not develop; if there is a deterioration of business and economic conditions or significant fluctuations in currency exchange rates; competition in the video conferencing and communications industry, including from companies with significantly greater resources, sales and marketing organizations, installed base and name recognition; as well as those additional factors set forth in Logitech's periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and our Quarterly Report on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010, available at www.sec.gov. Logitech does not undertake to update any forward-looking statements.

Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI – IR)

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended December 31,
CONSOLIDATED STATEMENTS OF INCOME	2010	2009

Net sales	$754,054	$617,101
Cost of goods sold	482,881	408,137
Gross profit	271,173	208,964
% of net sales	36.0%	33.9%

Operating expenses:
Marketing and selling	124,914	87,322
Research and development	38,955	32,931
General and administrative	31,264	30,284
Total operating expenses	195,133	150,537

Operating income	76,040	58,427

Interest income, net	539	414
Other income, net	795	3,052

Income before income taxes	77,374	61,893
Provision for income taxes	12,372	4,807

Net income	$65,002	$57,086

Shares used to compute net income per share:
Basic	177,233	175,426
Diluted	179,703	177,668
Net income per share:
Basic	$0.37	$0.33
Diluted	$0.36	$0.32

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Nine Months Ended December 31,
CONSOLIDATED STATEMENTS OF INCOME	2010	2009

Net sales	$1,815,268	$1,441,304
Cost of goods sold	1,158,132	1,002,730
Gross profit	657,136	438,574
% of net sales	36.2%	30.4%

Operating expenses:
Marketing and selling	313,803	215,095
Research and development	118,271	96,116
General and administrative	86,044	75,204
Restructuring charges	-	1,494
Total operating expenses	518,118	387,909

Operating income	139,018	50,665

Interest income, net	1,695	1,645
Other income, net	797	2,416

Income before income taxes	141,510	54,726
Provision for income taxes	15,826	14,262

Net income	$125,684	$40,464

Shares used to compute net income per share:
Basic	176,329	177,829
Diluted	178,306	179,866
Net income per share:
Basic	$0.71	$0.23
Diluted	$0.70	$0.22

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

CONSOLIDATED BALANCE SHEETS	December 31, 2010	March 31, 2010	December 31, 2009

Current assets
Cash and cash equivalents	$460,726	$319,944	$281,052
Accounts receivable	336,098	195,247	248,625
Inventories	300,630	219,593	235,012
Other current assets	58,469	58,877	71,803
Total current assets	1,155,923	793,661	836,492
Property, plant and equipment	85,833	91,229	92,452
Intangible assets
Goodwill	553,794	553,462	547,816
Other intangible assets	81,251	95,396	102,307
Other assets	71,212	65,930	66,798
Total assets	1,948,013	1,599,678	1,645,865

Current liabilities
Accounts payable	386,485	257,955	316,651
Accrued liabilities	213,170	182,336	192,234
Total current liabilities	599,655	440,291	508,885
Other liabilities	168,913	159,672	155,811
Total liabilities	768,568	599,963	664,696

Shareholders' equity	1,179,445	999,715	981,169

Total liabilities and shareholders' equity	$1,948,013	$1,599,678	$1,645,865

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

	Nine Months Ended December 31,
CONSOLIDATED STATEMENTS OF CASH FLOWS	2010	2009

Cash flows from operating activities:
Net income	$125,684	$40,464
Non-cash items included in net income:
Depreciation	35,665	41,852
Amortization of other intangible assets	21,165	7,602
Share-based compensation expense	23,976	17,249
Gain on disposal of fixed assets	(838)	-
Excess tax benefits from share-based compensation	(2,735)	(1,708)
Gain on cash surrender value of life insurance policies	(901)	(1,216)
Deferred income taxes and other	(1,856)	(23,414)
Changes in assets and liabilities:
Accounts receivable	(132,480)	(22,470)
Inventories	(82,636)	19,405
Other assets	5,145	12,314
Accounts payable	128,586	151,042
Accrued liabilities	34,453	58,230
Net cash provided by operating activities	153,228	299,350

Cash flows from investing activities:
Purchases of property, plant and equipment	(31,835)	(26,438)
Purchase of trading investments	(12,554)	-
Proceeds from cash surrender of life insurance policies	11,313	813
Acquisitions and investments, net of cash acquired	(7,300)	(388,807)
Proceeds from sale of property, plant and equipment	2,688	-
Other, net	194	-
Net cash used in investing activities	(37,494)	(414,432)

Cash flows from financing activities:
Repayment of short- and long-term debt	-	(13,601)
Purchases of treasury shares	-	(101,267)
Proceeds from sale of shares upon exercise of options and purchase rights	28,336	15,979
Excess tax benefits from share-based compensation	2,735	1,708
Net cash provided by (used in) financing activities	31,071	(97,181)

Effect of exchange rate changes on cash and cash equivalents	(6,023)	556
Net increase (decrease) in cash and cash equivalents	140,782	(211,707)
Cash and cash equivalents at beginning of period	319,944	492,759
Cash and cash equivalents at end of period	$460,726	$281,052

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended		Nine Months Ended
	December 31,		December 31,
SUPPLEMENTAL FINANCIAL INFORMATION	2010	2009	2010	2009

Depreciation	$12,322	$15,795	$35,665	$41,852
Amortization of other intangibles	7,138	2,999	21,165	7,602
Operating income	76,040	58,427	139,018	50,665
Operating income before depreciation and amortization	95,500	77,221	195,848	100,119
Capital expenditures	6,416	8,294	31,835	26,438

Net sales by channel:
Retail	$658,392	$564,258	$1,541,978	$1,290,726
OEM	59,563	50,502	178,749	148,237
LifeSize (1)	36,099	2,341	94,541	2,341
Total net sales	$754,054	$617,101	$1,815,268	$1,441,304

Net retail sales by product family:
Retail - Pointing Devices	$186,507	$166,703	$472,222	$387,550
Retail - Keyboards & Desktops	113,929	104,624	285,546	242,539
Retail - Audio	155,239	147,945	370,848	341,066
Retail - Video	77,445	67,321	193,293	168,398
Retail - Gaming	46,634	36,359	81,460	82,001
Retail - Digital Home (2)	78,638	41,306	138,609	69,172
Total net retail sales	$658,392	$564,258	$1,541,978	$1,290,726

	Quarter Ended		Nine Months Ended
	December 31,		December 31,
Share-based Compensation Expense	2010	2009	2010	2009

Cost of goods sold	$1,000	$709	$2,910	$2,135
Marketing and selling	2,115	2,018	8,283	5,931
Research and development	1,842	1,139	5,394	3,048
General and administrative	2,299	2,217	7,389	6,135
Income tax benefit	(1,189)	(3,324)	(5,526)	(4,157)
Total share-based compensation expense after income taxes	$6,067	$2,759	$18,450	$13,092

Share-based compensation expense net of tax, per share (diluted)	$0.03	$0.02	$0.10	$0.07

Constant dollar sales (sales excluding impact of exchange rate changes)
We refer to our net sales excluding the impact of foreign currency exchange rates as constant dollar sales. Constant dollar sales are a non-GAAP financial measure, which is information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. GAAP. Our management uses these non-GAAP measures in its financial and operational decision-making, and believes these non-GAAP measures, when considered in conjunction with the corresponding GAAP measures, facilitate a better understanding of changes in net sales. Constant dollar sales are calculated by translating prior period sales in each local currency at the current period's average exchange rate for that currency.

(1)  The acquisition of LifeSize was completed on December 11, 2009. The results of operations of LifeSize are included in Logitech's consolidated financial statements from the date of acquisition.

(2)  Digital Home is a new product family combining Harmony Remotes, Logitech Revue with Google TV and peripherals associated with the Google TV platform.